Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2020, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/Deloitte & Touche LLP
Cincinnati, Ohio
November 16, 2020